Exhibit 10.2

CARSON ASSETS INDEMNITY AGREEMENT

This Carson Assets Indemnity Agreement (this “Agreement”), dated as of December 6, 2013 (the “Execution Date”), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TRMC purchased certain assets and properties pursuant to the Purchase and Sale Agreement dated August 8, 2012 by and among the Sellers (as defined below) and TRMC (as such agreement may be amended, supplemented or restated from time to time, the “BP Purchase and Sale Agreement”);

WHEREAS, TRMC contributed a portion of the assets acquired pursuant to the BP Purchase and Sale Agreement to the General Partner, the General Partner contributed those assets to the Partnership and the Partnership contributed those assets to the Operating Company pursuant to the Contribution, Conveyance and Assumption Agreement dated May 17, 2013, by and among Tesoro, TRMC, the General Partner, the Partnership and the Operating Company (as such agreement may be amended, supplemented or restated from time to time, the “Tranche 1 Contribution Agreement”);

WHEREAS, TRMC contributed a portion of the assets acquired pursuant to the BP Purchase and Sale Agreement, the General Partner contributed those assets to the Partnership and the Partnership contributed those assets to the Operating Company pursuant to the Contribution, Conveyance and Assumption Agreement dated November 18, 2013 by and among the Parties and Carson Cogeneration Company, a Delaware corporation (as such agreement may be amended, supplemented or restated from time to time, the “Tranche 2 Contribution Agreement”); and

WHEREAS, the Parties wish to enter into this agreement to memorialize their indemnity obligations with respect to the assets acquired by the Operating Company pursuant to the Tranche 1 Contribution Agreement and the Tranche 2 Contribution Agreement (together, the “Contribution Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Contribution Agreements, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms used herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, that for the purposes of this Agreement, the term does not include any entities or individuals who control or have the right to control the Partnership.

“Agreement” has the meaning set forth in the preamble above.

“Assets” means the assets described on Exhibit A.

“BP Closing Date” means June 1, 2013.

“BP Purchase and Sale Agreement” has the meaning set forth in the Recitals above.

“BP Retained Liabilities” has the meaning given to the term “Retained Liabilities” in the BP Purchase and Sale Agreement, provided, however, for the purposes of this Agreement, the term shall not include the Partnership Indemnified Parties.

“Buyer Indemnified Party” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Cap” has the meaning set forth in Section 2.7(a).

“Contribution Agreements” has the meaning set forth in the Recitals above.

“Dispute Resolution Firm” has the meaning set forth in Section 2.7(e)(i).

“Disputed Claim” has the meaning set forth in Section 2.7(e).

“Environmental Law” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Execution Date” has the meaning set forth in the preamble above.

“General Partner” has the meaning set forth in the preamble above.

“Governmental Authority” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Indemnified Parties” means the Buyer Indemnified Parties and the Partnership Indemnified Parties.

“Indemnity Claims” has the meaning set forth in Section 2.7(a).

“Indemnity Coverage Minimum” has the meaning set forth in Section 2.8(a).

“Loss” or “Losses” have the meanings given to those terms in the BP Purchase and Sale Agreement.

“Operating Company” has the meaning set forth in the preamble above.

“Partnership” has the meaning set forth in the preamble above.

“Partnership Change of Control” has the meaning set forth in the Second Amended and Restated Omnibus Agreement.

“Partnership Group” has the meaning set forth in the Second Amended and Restated Omnibus Agreement.

“Partnership Indemnified Party” has the meaning set forth in Section 2.6(b).

“Party” and “Parties” have the meanings set forth in the preamble above.

“Remedial Work” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, for the purposes of this Agreement, such term does not include any of the BP Retained Liabilities.

“Representation Indemnity Amount” has the meaning set forth in Section 2.7(b)(ii).

“Second Amended and Restated Omnibus Agreement” has the meaning given to that term in the Tranche 1 Contribution Agreement.

“Seller Indemnified Party” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Sellers” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Terminals” has the meaning given to that term in the Tranche 1 Contribution Agreement.

“Tesoro” has the meaning set forth in the preamble above.

“Third Party Environmental Claim” has the meaning given to that term in the BP Purchase and Sale Agreement.

“Third Party Environmental Indemnity Claims” has the meaning set forth in Section 2.7(a).

“Total Equity Balance” has the meaning set forth in Section 2.8(a).

“Tranche 1 Assets” has the meaning set forth in Exhibit A.

“Tranche 1 Contribution Agreement” has the meaning set forth in the Recitals above.

“Tranche 2 Assets” has the meaning set forth in Exhibit A.

“Tranche 2 Contribution Agreement” has the meaning set forth in the Recitals above.

“TRMC” has the meaning set forth in the preamble above.

“TRMC Remedial Work” has the meaning set forth in Section 2.6(a).

“Warranty Claims” has the meaning set forth in Section 2.7(a).

ARTICLE II

COVENANTS AND INDEMNIFICATION CLAIMS RELATED TO THE

BP PURCHASE AND SALE AGREEMENT

Section 2.1 No Amendment. TRMC agrees that it will not amend or waive any provision of the BP Purchase and Sale Agreement, if such amendment or waiver would reasonably be expected to be adverse to the Partnership Group’s interest in the Assets, without the prior written consent of the Operating Company.

Section 2.2 Post-Closing Compliance. The Operating Company agrees to comply with the “Post-Closing Covenants” of TRMC contained in Article 12 of the BP Purchase and Sale Agreement as if the Operating Company were a party thereto to the extent such covenants apply to the Assets and to the extent that the Operating Company is allowed to comply with respect to Assets it does not own pursuant to the operating agreements and subleases executed in connection with the Tranche 2 Contribution Agreement. TRMC hereby agrees to use commercially reasonable efforts to ensure the Sellers comply with their obligations with respect to the Assets under the terms of Article 12 of the BP Purchase and Sale Agreement, and TRMC further agrees that, in the event TRMC receives the benefit of any actions taken by the Sellers in satisfaction of such covenants, TRMC shall use commercially reasonable efforts to ensure that the Operating Company receives the benefit of such actions.

Section 2.3 Benefit of BP Representations. In addition to the assignment of rights under the BP Purchase and Sale Agreement as part of the Assets, TRMC agrees that, as between TRMC and the Operating Company, the Operating Company shall have the benefit of all of Sellers’ representations, warranties, covenants and indemnities in the BP Purchase and Sale Agreement relating to the Assets as if the Operating Company was a party thereto; provided, however, that the Operating Company may coordinate through TRMC for any claim with respect thereto as set forth herein.

Section 2.4 Losses. Upon a Loss incurred by any Partnership Indemnified Party on or after the BP Closing Date with respect to the Assets arising out of (i) a breach of a representation or warranty made by the Sellers under the BP Purchase and Sale Agreement, (ii) a Third Party Environmental Claim filed in state or federal court or first identified in any order, notice or request issued by, or any investigation initiated by a Governmental Authority within two years of the BP Closing Date, (iii) a breach of a covenant of the Sellers under the BP Purchase and Sale Agreement, or (iv) the BP Retained Liabilities, the Operating Company shall promptly notify TRMC thereof with sufficient detail to enable TRMC to take action as set forth below. Based on the assignment of rights under the BP Purchase and Sale Agreement as part of the Assets, the Operating Company may make a direct claim against the Sellers with respect to applicable claims. In addition, if requested by the Operating Company, upon receipt of any such notice from, and discussion with, the Operating Company, TRMC shall promptly make an indemnification claim against the Sellers with respect to such Loss in accordance with the terms of the BP Purchase and Sale Agreement. In connection with any such claim for indemnification, TRMC shall take direction from the Operating Company with respect to the conduct and resolution of any such claim, and agrees to use commercially reasonable efforts to comply with such instructions from the Operating Company. It is the intent of this provision that no Partnership Indemnified Party have any direct claims against TRMC with respect to any Losses arising out of clauses (i) through (iv) of this Section 2.4, but it is intended that the Partnership Indemnified Parties benefit with respect to any such claims as if they were parties to the BP Purchase and Sale Agreement. Upon any recovery by TRMC from the Sellers for indemnification claims made on behalf of any Partnership Indemnified Party due to Losses arising out of clauses (iii) and (iv) of this Section 2.4, TRMC shall promptly pay the full amount of such recoveries to the applicable Partnership Indemnified Party. Upon any recovery by TRMC from the Sellers for indemnification claims made on behalf of any Partnership Indemnified Party due to Losses arising out of clauses (i) and (ii) of this Section 2.4 or any indemnification claims made on behalf of any Buyer Indemnified Party arising out of similar claims thereto under the BP Purchase and Sale Agreement (which for clarity for both the Partnership Indemnified Parties and the Buyer Indemnified Parties are the Warranty Claims and Third Party Environmental Indemnity Claims described in Section 2.7), TRMC and the Operating Company agree to allocate such recoveries pursuant to Section 2.7. The Operating Company shall pay the reasonable costs and expenses incurred by TRMC in making such claim on behalf of the Operating Company. The Operating Company, on behalf of the Partnership Indemnified Parties, acknowledges and agrees that the procedures for indemnification in this Section 2.4 are the exclusive remedies of the Partnership Indemnified Parties for Losses arising out clauses (i) through (iv) of this Section 2.4.

Section 2.5 Indemnity by Operating Company.

(a) The Operating Company agrees to indemnify any Buyer Indemnified Party for any Losses incurred by any Buyer Indemnified Party on or after the BP Closing Date due to a claim for indemnification made by a Seller Indemnified Party arising out of any obligation assumed by the Operating Company with respect to the Assets pursuant to the Contribution Agreements.

(b) The Operating Company shall indemnify, defend and hold harmless each Buyer Indemnified Party from and against any Losses suffered or incurred by a Buyer Indemnified Party by reason of a third party claim arising from or relating to the ownership, use and/or operation of the Tranche 1 Assets after the BP Closing Date or the ownership, use and/or operation of the Tranche 2 Assets after the Execution Date.

(c) Upon any Buyer Indemnified Party being made aware of such a claim, TRMC shall promptly make a claim for indemnification against the Operating Company, and the Operating Company and TRMC, on behalf of the Buyer Indemnified Parties, agree to conduct and resolve such a claim in accordance with the procedures provided in Section 3.6 of the Second Amended and Restated Omnibus Agreement. TRMC, on behalf of the Buyer Indemnified Parties, acknowledges and agrees that the procedures for indemnification in this Section 2.5 are the exclusive remedies of the Buyer Indemnified Parties for Losses pursuant to this Section 2.5.

Section 2.6 Environmental Indemnity by TRMC.

(a) TRMC shall be responsible for and shall perform Remedial Work arising from or relating to the ownership, use and/or operation of the Tranche 1 Assets prior to the BP Closing Date, including the Remedial Work listed on Schedule 2.6, and Remedial Work arising from or relating to the ownership, use and/or operation of the Tranche 2 Assets prior to the Execution Date (collectively, the “TRMC Remedial Work”). The Operating Company shall be responsible for and bear any and all costs associated with operating the Tranche 1 Assets after the BP Closing Date and the Tranche 2 Assets after the Execution Date in compliance with any order, “Environmental Permit” (as defined in the BP Purchase and Sale Agreement) or request of any Governmental Authority.

(b) TRMC shall indemnify, defend and hold harmless the Partnership, the Operating Company, their Affiliates, their respective successors and each of their respective officers (or persons in any similar capacity if such person is not a corporation), employees, consultants and agents of the Partnership, the Operating Company, their Affiliates and their respective successors (each, a “Partnership Indemnified Party”) from and against any Losses suffered or incurred by a Partnership Indemnified Party by reason of or arising out of the TRMC Remedial Work, including any failure by TRMC to perform such TRMC Remedial Work.

(c) TRMC shall also indemnify, defend and hold harmless each Partnership Indemnified Party from and against any Losses suffered or incurred by a Partnership Indemnified Party by reason of a Third Party Environmental Claim arising from or relating to the ownership, use and/or operation of the Tranche 2 Assets between the BP Closing Date and the Execution Date, that (i) is filed in state or federal court within two years of the BP Closing Date or (ii) first identified in any order, notice or request issued by, or any investigation initiated by a Governmental Authority pursuant to Environmental Law within two years of the BP Closing Date.

(d) Except as set forth in Sections 2.6(b) and 2.6(c), in no event shall TRMC have any direct responsibility to the Partnership or the Operating Company for Third Party Environmental Claims or any BP Retained Liabilities relating to the Assets.

(e) Any Hazardous Substances (as defined in the BP Purchase and Sale Agreement) first discovered outside the physical boundaries of any Asset shall be conclusively presumed to be the result of a Release (as defined in the BP Purchase and Sale Agreement) subsequent to the Execution Date if such Hazardous Substances (i) are first discovered more than five (5) years after the BP Closing Date and (ii) do not relate to, or arise out of, the ownership or operation of Terminal 2 (as defined in Exhibit A). For any Hazardous Substances that are outside the physical boundaries of Terminal 2 but have or are alleged to have arisen from or be related to ownership or operation of Terminal 2, there shall be a rebuttable presumption that such Hazardous Substances are the result of a Release prior to the Execution Date if such Hazardous Substances are first discovered within ten (10) years after the Execution Date; and if such Hazardous Substances are first discovered after ten (10) years past the Execution Date, there shall be no presumption, but the provisions of Section 2.6(f) shall apply.

(f) In the event of any dispute between TRMC, on one hand, and the Partnership and the Operating Company, on the other, whether any event, condition or environmental matter occurred before or after the BP Closing Date or before or after the Execution Date, the dispute shall be referred to a third-party qualified environmental consulting firm mutually agreeable to TRMC, the Partnership and the Operating Company who shall evaluate responsibility, and where appropriate, allocate percentage responsibility and liability. The third party consultant shall consider all information submitted to it by TRMC, the Partnership and the Operating Company to make the final determination, but shall not perform additional on-site studies or evaluations unless agreed to by the TRMC, the Partnership and the Operating Company. The following additional procedures shall apply to any such dispute:

(i) TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall provide the other with copies of the relevant records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable issue;

(ii) within thirty (30) days of the selection of the consulting firm, TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall each submit to the consulting firm (with a copy to the other party) their respective proposals with respect to the determination of the applicable issue;

(iii) the consulting firm shall schedule a hearing at a site mutually agreeable to TRMC, the Partnership and the Operating Company not later than twenty (20) days after receipt of the last proposal;

(iv) no less than seven (7) days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side;

(v) TRMC, on one hand, and the Partnership and the Operating Company, on the other, shall each pay fifty percent (50%) of the costs of the consulting firm and shall each pay their own costs and expenses related to the hearing;

(vi) within fifteen (15) days after the hearing, the consulting firm shall issue an interim determination in writing as to responsibility, and where appropriate, its determination of the allocation of percentage responsibility and liability;

(vii) within ten (10) days of the consulting firm’s issuance of the interim determination, TRMC, on one hand, and the Partnership and the Operating Company, on the other, may submit suggested corrective language to the consulting firm, which the consulting firm shall determine whether or not to include in its final determination; and

(viii) within ten (10) days of the expiration of the period in Section 2.6(f)(vii), the consulting firm shall make a final determination in writing as to responsibility and where appropriate, its determination of the allocation of percentage responsibility and liability, which determination shall be final and binding.

(g) In the event any Partnership Indemnified Party desires to make an indemnification claim against TRMC pursuant to Section 2.6(b) or Section 2.6(c), it may do so pursuant to the procedures for making indemnification claims provided in Section 3.6 of the Second Amended and Restated Omnibus Agreement. For the avoidance of doubt, no other article or section of the Second Amended and Restated Omnibus Agreement shall apply to this Section 2.6.

Section 2.7 Provisions Regarding Limitations of Liability in the BP Purchase and Sale Agreement.

(a) Until the Sellers have paid an aggregate $150 million (the “Cap”) for indemnification claims pursuant to Section 15.2.1 of the BP Purchase and Sale Agreement (“Warranty Claims”) and with respect to Third Party Environmental Claims (the “Third Party Environmental Indemnity Claims”, and together with the Warranty Claims, the “Indemnity Claims”), (y) if applicable, TRMC, on behalf of the Buyer Indemnified Parties, agrees to pay the amounts it receives from the Sellers with respect to the Indemnity Claims to the Indemnified Parties, as applicable, and (z) if applicable, the Indemnified Parties shall direct the Sellers to pay such claims so that the total amounts paid by Sellers are paid, as follows:

(i) to the Buyer Indemnified Parties, in an amount equal to (A) the product of (x) the total amount paid by Sellers with respect to Indemnity Claims and (y) the total amount of Indemnity Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement divided by the aggregate amount of all Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the amount any amounts previously received by the Buyer Indemnified Parties with respect to Indemnity Claims;

(ii) to the Partnership Indemnified Parties, in an amount equal to (A) the product of (x) the total amount paid by Sellers with respect to Indemnity Claims and (y) the total amount of Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof, pursuant to Section 2.4, accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement divided by the aggregate amount of all claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the amount any recoveries previously received by the Partnership Indemnified Parties; and

(iii) if (A) the total amount of Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 2.4, accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement, minus (B) the total amount paid to the Partnership Indemnified Parties pursuant to Section 2.7(a)(ii), minus (C) any amounts paid by the Buyer Indemnified Parties pursuant to this Section 2.7(a)(iii), plus (D) any amounts paid by the Partnership Indemnified Parties pursuant to this Section 2.7(a)(iii), minus (E) the total amount of Warranty Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 2.4, and accepted by Sellers in accordance with the terms of the BP Purchase and Sale Agreement up to a maximum of $4 million, is:

(1) a positive amount, that amount shall be paid to the Partnership Indemnified Parties instead of the Buyer Indemnified Parties (and if the amount to be paid by Sellers in the applicable payment is not sufficient upon the reallocation to take into account this amount, the Buyer Indemnified Parties shall pay that insufficiency to the Partnership Indemnified Parties); or

(2) a negative amount, the difference between zero and that negative amount shall be paid to the Buyer Indemnified Parties instead of the Partnership Indemnified Parties (and if the amount to be paid by Sellers in the applicable payment is not sufficient upon the reallocation to take into account this amount, the Partnership Indemnified Parties shall pay that insufficiency to the Buyer Indemnified Parties).

(b) For any Indemnity Claims that would have resulted in a recovery by either Indemnified Party, as determined pursuant to Sections 2.7(d) and (e), but for the Cap:

(i) first, the Indemnified Parties shall recalculate the amounts receivable pursuant to Section 2.7(a) as follows:

(1) for the Buyer Indemnified Parties, in an amount equal to the product of (x) the total amount of Third Party Environmental Indemnity Claims paid by Sellers and those determined to be valid pursuant to Sections 2.7(d) and (e), up to the Cap, and (y) the total amount of Third Party Environmental Indemnity Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e) divided by the aggregate amount of all Third Party Environmental Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e); and

(2) for the Partnership Indemnified Parties, in an amount equal to the product of (x) the total amount of Third Party Environmental Indemnity Claims paid by Sellers and those determined to be valid pursuant to Sections 2.7(d) and (e), up to the Cap, and (y) the total amount of Third Party Environmental Indemnity Claims made by Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 2.4, accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e) divided by the aggregate amount of all Third Party Environmental Indemnity Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e);

(ii) second, if the total amount of Third Party Environmental Indemnity Claims paid by Sellers is less than the Cap (such difference, the “Representation Indemnity Amount”), the Indemnified Parties shall recalculate the amounts receivable pursuant to Section 2.7(a) with respect thereto as follows:

(1) for the Buyer Indemnified Parties, in an amount equal to the product of (x) the Representation Indemnity Amount and (y) the total amount of Warranty Claims made by the Buyer Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e) divided by the aggregate amount of all Warranty Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e); and

(2) for the Partnership Indemnified Parties, in an amount equal to the product of (x) the Representation Indemnity Amount and (y) the total amount of Warranty Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 2.4, accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e) divided by the aggregate amount of all Warranty Claims made by the Indemnified Parties accepted by Sellers in accordance with terms of the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e);

(iii) if the amount recalculated in Section 2.7(b)(i)(1) plus the amount recalculated in Section 2.7(b)(ii)(1) is more than the amount actually received by Buyer Indemnified Parties, the Partnership Indemnified Parties shall pay to the Buyer Indemnified Parties the amount of such difference;

(iv) if the amount recalculated in Section 2.7(b)(i)(2) plus the amount recalculated in Section 2.7(b)(ii)(2) is more than the amount actually received by Partnership Indemnified Parties, the Buyer Indemnified Parties shall pay to the Partnership Indemnified Parties the amount of such difference; and

(v) further, if, by the operation of all of the prior provisions of this Section 2.7(b), the amount of the Indemnity Claims made by the Partnership Indemnified Parties, and by TRMC on behalf thereof pursuant to Section 2.4, accepted by the Sellers in accordance with the BP Purchase and Sale Agreement and those determined to be valid pursuant to Sections 2.7(d) and (e) that are not paid exceeds the greater of (i) $25 million (if only Third Party Environmental Claims exist) or (ii) $25 million plus the amount of applicable Warranty Claims up to $4 million (if Warranty Claims exist), then the Buyer Indemnified Parties shall pay to the Partnership Indemnified Parties all amounts constituting that excess.

(c) Prior to allowing any Buyer Indemnified Party or Partnership Indemnified Party to receive a recovery pursuant to Section 15 of the BP Purchase Agreement for an Indemnity Claim, TRMC and the Operating Company, respectively, shall obtain an agreement from any such party to comply with the procedures set forth in this Section 2.7. TRMC and the Operating Company shall control the procedures set forth in this Section 2.7 on behalf of the Buyer Indemnified Parties and the Partnership Indemnified Parties.

(d) After Sellers have paid to the Indemnified Parties an amount equal to the Cap pursuant to Section 15 of the BP Purchase and Sale Agreement, if an Indemnified Party believes it would have an Indemnity Claim but for the Cap, TRMC, on behalf of the Buyer Indemnified Parties, or the Operating Company, on behalf of the Partnership Indemnified Parties, as applicable, shall give notice to the other of the existence of such Indemnity Claim together with a reasonable description thereof and any applicable backing documentation. TRMC and the Operating Company shall have thirty (30) days to agree whether that Indemnity Claim would have been valid under the BP Purchase and Sale Agreement. Upon agreement as to a valid claim, the amount of that Indemnity Claim shall be included in the calculations made pursuant to Section 2.7(b).

(e) In the event TRMC and the Operating Company are unable to come to a resolution pursuant to Section 2.7(d) (a “Disputed Claim”):

(i) either TRMC or the Operating Company may submit the Disputed Claim to an agreed upon third party qualified environmental consultant, in the case of a Third Party Environmental Indemnity Claim, or a nationally recognized independent accounting firm, in the case of a Warranty Claim (in either case, the “Dispute Resolution Firm”);

(ii) TRMC and the Operating Company shall provide the other with copies of the relevant records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable Disputed Claim;

(iii) within thirty (30) days of the selection of the Dispute Resolution Firm, TRMC and the Operating Company shall each submit to the Dispute Resolution Firm (with a copy to the other party) their respective proposals with respect to the determination of the amount of such Disputed Claim;

(iv) the Dispute Resolution Firm shall schedule a hearing at a site mutually agreeable to TRMC and the Operating Company not later than twenty (20) days after receipt of the last proposal;

(v) no less than seven (7) days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side;

(vi) within fifteen (15) days after the hearing, the Dispute Resolution Firm shall choose the proposal of one of the parties with respect to the Disputed Claim;

(vii) any determination of the amount of the Disputed Claim so made by the Dispute Resolution Firm shall be included in the calculations made pursuant to Section 2.7(b);

(viii) TRMC and the Operating Company shall each pay fifty percent (50%) of the costs of the Dispute Resolution Firm and shall each pay their own costs and expenses related to the hearing; and

(ix) the Dispute Resolution Firm’s decision shall be final and binding.

(f) Any payment to be made by a Party pursuant to this Section 2.7 shall be paid promptly, but in any event within ten (10) days of the determination that a payment is to be made.

Section 2.8 Assurances of TRMC.

(a) In order to provide for sufficient financial reserves for the satisfaction of any potential indemnity claims that might be made pursuant to Section 2.6, TRMC shall maintain, as of the end of each calendar year, a Total Equity Balance equal to or greater than $250 million (the “Indemnity Coverage Minimum”). “Total Equity Balance” means the amount that is equal to the difference between the total assets and total liabilities of TRMC, each as determined in conformity with accounting principles generally accepted in the United States.

(b) On or before April 30th of each year, TRMC shall submit to the Partnership and the Operating Company TRMC’s calculation of its Total Equity Balance as of the end of the prior calendar year. Such calculation may be accompanied by (i) financial Schedules of Assets, Liabilities And Equity of TRMC as of December 31 of the prior calendar year and (ii) a Schedule of Revenue of TRMC, which may be unaudited, so long as they are certified as being true and correct in all material respects and with amounts determined in conformity with generally accepted accounting principles of the United States, consistently applied, by the Treasurer or Chief Financial Officer of TRMC, to such person’s actual knowledge.

(c) In the event that the calculation of TRMC’s Total Equity Balance submitted pursuant to Section 2.8(b) is less than the Indemnity Coverage Minimum, TRMC shall provide alternative surety within thirty (30) days, of a nature acceptable to the Partnership and the Operating Company, with consent not to be unreasonably withheld, for the full amount of the Indemnity Coverage Minimum until such time as TRMC delivers pursuant to Section 2.8(b) a calculation of its Total Equity Balance that is equal to or greater than the Indemnity Coverage Minimum. TRMC, the Partnership and the Operating Company agree that alternative surety that may be used by TRMC to meet its obligations under this Section 2.8(c) include, but are not limited to, (i) insurance, (ii) an irrevocable letter of credit and (iii) surety bond.

(d) The provisions of this Section 2.8 shall extend until the earlier of ten (10) years from the BP Closing Date or a Partnership Change of Control (as defined in the Second Amended and Restated Omnibus Agreement).

(e) TRMC hereby represents and warrants to the other Parties as of the date hereof that its Total Equity Balance is greater than or equal to the Indemnity Coverage Minimum.

Section 2.9 Operating Company’s Right to Perform TRMC Remedial Work. From and after the BP Closing Date, should TRMC default in any obligation under this Agreement to perform TRMC Remedial Work, and if, as a consequence, a Governmental Authority or third party shall notify the Partnership or the Operating Company that either of them must perform any TRMC Remedial Work with respect to the Assets, the Partnership or the Operating Company, as applicable, shall notify TRMC of the same, TRMC shall promptly undertake the same, and TRMC shall immediately notify the relevant Governmental Authority or third party that TRMC shall respond to such notice in the place of the Partnership or the Operating Company, as applicable. However, if the Partnership or the Operating Company is compelled to undertake or pursue TRMC Remedial Work with respect to the Assets, or threatened with penalties or other adverse consequences (including damages, litigation, indemnification obligations, attorneys’ fees, etc.), then the Operating Company shall have the right and authority, but not the obligation, to conduct the TRMC Remedial Work with respect to the Assets at TRMC’s sole expense. The Operating Company shall have the right to install, maintain, operate, store, use and remove equipment, including monitoring wells, recovery wells and other assessment or remediation equipment, to remove, remediate, store and test soils and groundwater therefrom and thereon and to otherwise take all actions required to comply with Environmental Law. The Operating Company shall provide TRMC, within thirty (30) days of TRMC’s written request, copies of all correspondence between the Operating Company and a Governmental Authority or third party regarding the Operating Company’s activities with respect to the Assets where the TRMC Remedial Work is to be performed. TRMC shall not interfere with the Operating Company’s actions taken pursuant to this Section 2.9, and shall cooperate with the Operating Company in obtaining any permits, consents or approvals necessary for the Operating Company to perform its actions taken with respect to the Assets. In the event the Operating Company undertakes to perform TRMC Remedial Work pursuant to this Section 2.9, the Operating Company may seek any remedies available to it under this Agreement to immediately seek temporary and permanent injunctive relief for specific performance by TRMC of its obligation to perform TRMC Remedial Work, in addition to any other rights and remedies available to the Operating Company under this Section 2.9, at law or in equity.

ARTICLE III

REIMBURSEMENT AND ADDITIONAL INDEMNITY

Section 3.1 Repair Reimbursement. TRMC will reimburse the Operating Company on a dollar-for-dollar basis, without duplication, for expenses incurred by the Operating Company for repairs and maintenance to storage tanks and pipelines included as part of the Assets, and expenses that are made solely in order to comply with current minimum standards under (a) the U.S. Department of Transportation’s Pipeline Integrity Management Rule 49 CFR 195.452 or (b) the API Standard 653 for Aboveground Storage Tanks, but only if and to the extent that such repairs and maintenance are identified, and such expenses are incurred, before, during or as a result of the first scheduled API 653 inspections, internal line inspections or tests, as applicable, that occur prior to the second anniversary of the Execution Date. Notwithstanding the foregoing, TRMC shall have the right to review the tank repair scope and the API 653 inspection reports, as applicable, and shall have no obligation to reimburse the Operating Company for repairs, maintenance or expenses to the extent TRMC concludes, in its reasonable discretion, that such repairs, maintenance or expenses were unnecessary.

Section 3.2 Indemnification Regarding Ownership. With respect to the Tranche 2 Assets, TRMC shall indemnify, defend and hold harmless the Partnership Indemnified Parties from and against any Losses suffered or incurred by the Partnership Indemnified Parties by reason of or arising out of the failure of TRMC to transfer to the General Partner good and valid title to the Tranche 2 Assets as of the Execution Date, free and clear of any encumbrances, other than Permitted Liens (as defined in the Tranche 2 Contribution Agreement) as of the Execution Date, and such failure renders any of the Partnership Indemnified Parties liable to a third party or unable to use or operate the Tranche 2 Assets in substantially the same manner that the Tranche 2 Assets were used and operated by TRMC or its Affiliates immediately prior to the Execution Date, to the extent that TRMC is notified in writing of any of the foregoing prior to the fifth anniversary of the Execution Date or if a Partnership Change of Control has occurred, the earlier of (a) the second anniversary of the Execution Date and (b) the date of the occurrence of a Partnership Change of Control.

Section 3.3 Additional Indemnification by TRMC. TRMC shall indemnify, defend, and hold harmless the Partnership Indemnified Parties from and against any Losses suffered or incurred by the Partnership Indemnified Parties by reason of or arising out of (a) events and conditions associated with the ownership or operation of the Tranche 2 Assets that occur after the BP Closing Date but on or before the Execution Date (other than Losses provided for under Sections 2.4, 2.6 and Section 3.2) to the extent that TRMC is notified in writing of any of the foregoing prior to the tenth anniversary of the Execution Date, (b) any pending legal actions against Tesoro and its Affiliates as of the Execution Date set forth on Schedule III to the Second Amended and Restated Omnibus Agreement, (c) events and conditions associated with the Retained Assets (as defined in the Second Amended and Restated Omnibus Agreement), whether occurring before or after the Execution Date, and (d) all federal, state and local income tax liabilities attributable to the ownership or operation of the Tranche 2 Assets after the BP Closing Date but on or before the Execution Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law).

ARTICLE IV

APPLICABILITY OF INDEMNITY PROVISIONS OF THE SECOND AMENDED AND

RESTATED OMNIBUS AGREEMENT

Except as otherwise provided in Sections 2.5(c) or 2.6(g), (a) the environmental indemnity provisions of Article III of the Second Amended and Restated Omnibus Agreement, (b) Section 3.2 of the Second Amended and Restated Omnibus Agreement, and (c) Section 3.5 of the Second Amended and Restated Omnibus Agreement, shall not apply to the Assets. Neither TRMC nor the General Partner have provided any representation or warranty to the Partnership or the Operating Company regarding title to the Assets other than as set forth in the Tranche 2 Contribution Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement.

Section 5.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 5.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns

Section 5.4 No Third Party Rights. Except with respect to the Indemnified Parties, the provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.5 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.6 Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

Section 5.9 Integration. This Agreement, together with the Schedules and Exhibits referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Parties acknowledge that they have executed other agreements as of the BP Closing Date and the Execution Date. In the event of conflict with regard to the subject matter hereof between such agreements and this Agreement (together with the Schedules and Exhibits hereto), this Agreement (together with the Schedules and Exhibits hereto) shall control.

Section 5.10 Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.

Section 5.11 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.11.

If to the Tesoro or TRMC:

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Charles A. Cavallo III

Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:

Tesoro Logistics LP

c/o Tesoro Logistics GP, LLC, its General Partner

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Attn: Barron W. Dowling

Facsimile: (210) 745-4494

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

TESORO LOGISTICS LP	TESORO CORPORATION

By: Tesoro Logistics GP, LLC, its general partner By: /s/ Phillip M. Anderson Phillip M. Anderson President	By: /s/ Gregory J. Goff Gregory J. Goff President and Chief Executive Officer

TESORO LOGISTICS GP, LLC By: /s/ Phillip M. Anderson Phillip M. Anderson President	TESORO LOGISTICS OPERATIONS LLC By: /s/ Phillip M. Anderson Phillip M. Anderson President

TESORO REFINING & MARKETING COMPANY LLC By: /s/ Gregory J. Goff Gregory J. Goff Chairman of the Board of Managers and President

Signature Page to Indemnity Agreement

EXHIBIT A

Assets

(1) The Terminals, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights related to the Terminals to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets were acquired pursuant to the Tranche 1 Contribution Agreement and are listed in detail on Exhibit A to the Tranche 1 Contribution Agreement (collectively, the “Tranche 1 Assets”);

(2) (i) The Fee-Owned Pipeline 88 Interest, (ii) the Carson Products Terminal Complex, (iii) the TSPC Assets, (iv) Berth 121, (v) Terminal 2, and (vi) Terminal 3, each as defined in the Tranche 2 Contribution Agreement, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, and all contracts, permits, licenses and other intangible rights related to such assets to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A to the Tranche 2 Contribution Agreement (the “Tranche 2 Assets”); and

(3) All rights and interests under the BP Purchase and Sale Agreement with respect to the Tranche 1 Assets and Tranche 2 Assets, which were assigned to the Operating Company pursuant to the Contribution Agreements.

Indemnity Agreement

Exhibit A

SCHEDULE 2.6

Environmental Liabilities

Pursuant to Section 2.6(a), TRMC Remedial Work shall include Remedial Work with respect to the following environmental liabilities at the Terminals:

The following documents provide comprehensive, facility-specific data that describe soil and/or groundwater environmental liabilities. Each document is available in the public domain for future reference.

VINVALE MARKETING TERMINAL

First Quarter 2013 Status Report,

Atlantic Richfield Company, Vinvale Terminal

8601 South Garfield Avenue

South Gate, CA 90280

CRWQCB—LA CAO No. 96-014

April 15, 2013

Prepared by

Stantec Consulting Services Inc.

290 Conejo Ridge Avenue

Thousand Oaks, CA 91361

805-230-1266

COLTON MARKETING TERMINAL

Fourth Quarter 2012 Groundwater Monitoring Report

Atlantic Richfield Company, ARCO facility 19T (Colton Terminal)

2359 South Riverside Ave

Rialto, CA 92376

CRWQCB – SA No. 083603123T

January 15, 2013

Prepared by

Stratus Environmental Inc.

5412 Bolsa Avenue

Huntington Beach, CA 92649

714-230-2495

Indemnity Agreement

Schedule 2.6

SAN DIEGO MARKETING TERMINAL

Atlantic Richfield Company

Semi-Annual Status Report

Facility 33T (San Diego Terminal)

2295 East Harbor Drive

San Diego, CA 92113

County of San Diego, Dept. of Environmental Health,

Land & Water Quality Division, Site Assessment and

Mitigation Program

Case #H02375

October 26, 2012

Prepared by

Stantec Consulting Services Inc.

9179 Aero Drive

San Diego, CA 92123

619-296-6195

EAST HYNES TERMINAL

2012 Annual Groundwater Monitoring Report

East Hynes Terminal

5905 Paramount Boulevard

Long Beach, CA 90805

CRWQCB – LA Clean Up and Abatement Order 95-107

January 15, 2013

Prepared by AECOM Environmental

3995 Via Oro Avenue

Long Beach, CA 90810

562-420-2993

HATHAWAY STORAGE TERMINAL

2012 Annual Groundwater Monitoring Report

Hathaway Facility

2350 Obispo Avenue

Signal Hill, CA 90755

SCP No. 1167

January 29, 2013

Prepared by AECOM Environmental

3995 Via Oro Avenue

Long Beach, CA 90810

562-420-2993

Indemnity Agreement

Schedule 2.6

CARSON CRUDE STORAGE FACILITY

Second Semiannual 2011 Groundwater Monitoring Results

Carson Regional Groundwater Group Monitoring Wells

Carson, reference well CRGG7A

January 16, 2012

Prepared by CH2M Hill

6 Hutton Centre Drive, Suite 700

Santa Ana, CA 92707

714-429-2050

TERMINAL 2

Semiannual Groundwater Monitoring Report

January 1 – June 30, 2013

Tesoro Refining & Marketing Company LLC, Terminal 2 Facility

1300-1350 West Pier B Street

Port of Long Beach, CA

SCP# 0343A

CRWQCB—LA pending CAO No. R4-2011-xxxx

(DRAFT dated July 22, 2011)

July 12, 2013

Prepared by

AECOM Technical Services, Inc.

3995 Via Oro Avenue

Long Beach, CA 90810

562-420-2993

TERMINAL 3

Annual Groundwater Monitoring Report

January 1 – December 31, 2012

ARCO Terminal Services Corporation, Terminal 3 Facility

1400 West Pier C Street

Port of Long Beach, CA

SCP# 0343B

January 14, 2013

Prepared by

AECOM Environment

3995 Via Oro Avenue

Long Beach, CA 90810

562-420-2993

Indemnity Agreement

Schedule 2.6

LK-34 PIPELINE SITE

Semiannual Groundwater Monitoring Report

January 2013 through June 2013

Tesoro Refining & Marketing Company LLC, LK-34 Pipeline Site

17000 Lakewood Blvd

Bellflower, CA

SCP No. 886

July 29, 2013

Prepared by AECOM Technical Services, Inc.

3995 Via Oro Avenue

Long Beach, CA 90810

562-420-2993

BURNETT STREET VALVE BOX SITE

Semiannual Groundwater Monitoring Report

January 2013 through June 2013

Tesoro Refining & Marketing Company LLC, LK-34 Pipeline Site

Terminal Island Freeway

Long Beach, CA

SCP No. 696

July 29, 2013

Prepared by AECOM Technical Services, Inc.

3995 Via Oro Avenue

Long Beach, CA 90810 562-420-2993

Indemnity Agreement

Schedule 2.6